Exhibit 99.1

First Data Announces Receipt of Requisite Consents Pursuant to its Consent Solicitations Relating to its Outstanding Debt Securities

DENVER, August 17, 2007 (BUSINESS WIRE) –

First Data Corporation (NYSE: FDC) (“First Data” or the “Company”) announced today that, pursuant to the previously announced tender offers and consent solicitations, it has received consents (coupled with tenders) from a majority of its outstanding 6-3/8% Notes due 2007, 3.375% Notes due 2008, 5.8% Medium-Term Notes due 2008, 3.9% Notes due 2009, 4.5% Notes due 2010, 5.625% Senior Notes due 2011, 4.7% Notes due 2013, 4.85% Notes due 2014 and 4.95% Notes due 2015 (collectively, the “Notes”), with each such series of Notes voting as a separate class, to adopt the proposed amendments and waivers (the “Proposed Amendments”) to the terms of the Notes and the indenture related to the Notes.

As of 5:00 p.m., New York City time, on August 16, 2007 (the “Consent Payment Deadline”), the Company had received consents and tenders in respect of the following principal amounts of Notes: $58.6 million (or approximately 68.5% of the aggregate principal amount) of the 6-3/8% Notes due 2007, $422.7 million (or approximately 84.5% of the aggregate principal amount) of the 3.375% Notes due 2008, $26.5 million (or approximately 65.4% of the aggregate principal amount) of the 5.8% Medium-Term Notes due 2008, $86.8 million (or approximately 84.4% of the aggregate principal amount) of the 3.9% Notes due 2009, $134.8 million (or approximately 84.9% of the aggregate principal amount) of the 4.5% Notes due 2010, $109.1 million (or approximately 69.3% of the aggregate principal amount) of the 5.625% Senior Notes due 2011, $426.1 million (or approximately 95.2% of the aggregate principal amount) of the 4.7% Notes due 2013, $335.9 million (or approximately 97.4% of the aggregate principal amount) of the 4.85% Notes due 2014 and $359.2 million (or approximately 96.6% of the aggregate principal amount) of the 4.95% Notes due 2015.

It is expected that the supplemental indenture effecting the Proposed Amendments will be executed promptly after the Consent Payment Deadline. The Proposed Amendments will become operative immediately prior to the acceptance for payment of such Notes pursuant to the tender offers.

The Consent Payment Deadline with respect to the tender offers and consent solicitations has now passed and withdrawal rights have terminated. Holders of Notes who have not already tendered their Notes may do so at any time at or prior to 8:00 a.m., New York City time, on September 4, 2007, unless extended or earlier terminated by the Company (the “Offer Expiration Date”), but such holders will only be eligible to receive the applicable tender offer consideration, which is an amount, paid in cash, equal to the applicable total consideration less the applicable consent payment, for their Notes.

In each case, holders whose Notes are accepted for payment in the tender offers will receive accrued and unpaid interest in respect of such purchased Notes from the last interest payment date to, but not including, the applicable payment date for Notes purchased in the tender offers.

The tender offers and consent solicitations relating to the Notes are made upon the terms and conditions set forth in the Company’s Offer to Purchase and Consent Solicitation Statement dated August 3, 2007 (the “Offer to Purchase”), and the related Consent and Letter of Transmittal. The tender offers and consent solicitations are subject to the satisfaction of certain conditions, including the merger of First Data with an affiliate of Kohlberg Kravis Roberts & Co. (the “Merger”) pursuant to the previously announced merger agreement (the “Merger Agreement”) having occurred, or the Merger occurring substantially concurrent with the Offer Expiration Date. Further details about the terms and conditions of the tender offers and the consent solicitations are set forth in the Offer to Purchase.

First Data has retained Citigroup Global Markets Inc. to act as the lead dealer manager for the tender offers and lead solicitation agent for the consent solicitations, and they can be contacted at (800) 558-3745 (toll-free) or (212) 723-6106 (collect). First Data has also retained Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and Lehman Brothers Inc. to act as co-dealer managers for the tender offers and co-solicitation agents for the consent solicitations. Deutsche Bank Luxembourg SA has been appointed Luxembourg Tender Agent for the Offers and may be contacted at Deutsche Bank Luxembourg SA, Trust & Securities Services, 2 BLD Konrad Adenauer, L-1115 Luxembourg or by telephone at (00352) 421-22-460 or by facsimile at (00352) 421-22-426. Requests for documentation may be directed to Global Bondholder Services Corporation, the Information Agent, which can be contacted at (212) 430-3774 (for banks and brokers only) or (866) 924-2200 (for all others toll-free).

This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The tender offers and consent solicitations are only being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase that First Data has distributed to holders of Notes. The tender offers and consent solicitations are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the tender offers and consent solicitations to be made by a licensed broker or dealer, the tender offers and consent solicitations will be deemed to be made on behalf of First Data by one or more of the dealer managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About First Data

First Data Corporation (NYSE: FDC) is a leading provider of electronic commerce and payment solutions for businesses worldwide. Serving over 5 million merchant locations, 1,900 card issuers and their customers, First Data powers the global economy by making it easy, fast and secure for people and businesses around the world to buy goods and services using virtually any form of payment. The Company’s portfolio of services and solutions includes merchant transaction processing services; credit, debit, private-label, gift, payroll and other prepaid card offerings; fraud protection and authentication solutions; electronic check acceptance services through TeleCheck; as well as Internet commerce and mobile payment solutions. The Company’s STAR Network offers PIN-secured debit acceptance at 2 million ATM and retail locations.

Notice to Investors, Prospective Investors and the Investment Community; Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding First Data Corporation’s business which are not historical facts are “forward-looking statements.” All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Important factors upon which the Company’s forward-looking statements are premised include: (a) continued growth at rates approximating recent levels for card-based payment transactions and other product markets; (b) successful conversions under service contracts with major clients; (c) renewal of material contracts in the Company’s business units consistent with past experience; (d) timely, successful and cost-effective implementation of processing systems to provide new products, improved functionality and increased efficiencies; (e) successful and timely integration of significant businesses and technologies acquired by the Company and realization of anticipated synergies; (f) continuing development and maintenance of appropriate business continuity plans for the Company’s processing systems based on the needs and risks relative to each such system; (g) absence of further consolidation among client financial institutions or other client groups which has a significant impact on the Company’s client relationships and no material loss of business from significant customers of the Company; (h) achieving planned revenue growth throughout the Company, including in the merchant alliance program which involves several joint ventures not under the sole control of the Company and each of which acts independently of the others, and successful management of pricing pressures through cost efficiencies and other cost-management initiatives; (i) successfully managing the credit and fraud risks in the Company’s business units and the merchant alliances, particularly in the context of the developing e-commerce markets; (j) anticipation of and response to technological changes, particularly with respect to e-commerce; (k) attracting and retaining qualified key employees; (l) no unanticipated changes in laws, regulations, credit card association rules or other industry standards affecting the Company’s businesses which require significant product redevelopment efforts, reduce the market for or value of its products or render products obsolete; (m) continuation of the existing interest rate environment so as to avoid increases in agent fees related to IPS’ products; (n) no unanticipated developments relating to previously disclosed lawsuits, investigations or similar matters; (o) no catastrophic events that could impact the Company’s or its major customer’s operating facilities, communication systems and technology or that has a material negative impact on current economic conditions or levels of consumer spending; (p) no material breach of security of any of the Company’s systems; and (q) successfully managing the potential both for patent protection and patent liability in the context of rapidly developing legal framework for expansive software patent protection. Additional risks and other factors, include but are not limited to: (a) the occurrence of any effect, event, development or change that could give rise to the termination of the Merger Agreement; (b) the outcome of any legal proceedings that have been or may be instituted against the Company and others in connection with the Merger Agreement; (c) the inability to complete the Merger due to the failure to satisfy conditions to completion of the Merger, including the receipt of certain foreign and domestic regulatory approvals; (d) the failure to obtain the necessary financing arrangements set forth in commitment letters received in connection with the proposed transactions; (e) risks that the proposed transactions disrupt current plans and operations and the potential difficulties in employee retention; (f) risks that the proposed transactions cause the Company’s alliance partners, customers or service providers to terminate or reduce their relationship with the Company; (g) the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of certain financings that will need to be obtained for the Merger; and (h) the impact of the substantial indebtedness that will need to be incurred to finance the consummation of the Merger.

FDC-1

SOURCE: First Data Corporation

First Data Corporation

Investor Relations:

Silvio Tavares, 303-967-8276

silvio.tavares@firstdata.com

or

Media Relations:

Colin Wheeler, 303-967-6553

colin.wheeler@firstdata.com

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